UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 22, 2004

Genaissance Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30981	06-1338846
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Science Park New Haven, Connecticut		06511
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 773-1450

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 22, 2004, Genaissance Pharmaceuticals, Inc. (the “Company”) entered into a license, development and cooperation agreement (the “Agreement”) with Merck KGaA (“Merck”) pursuant to which the Company acquired an exclusive worldwide license from Merck to develop and commercialize vilazodone, a small molecule compound.

Vilazodone has demonstrated a dual mechanism of action, combining the properties of a selective serotonin reuptake inhibitor with those of a 5HT1A partial agonist.  The Company believes that previous preclinical and clinical studies of vilazodone provide a basis for further development of the product for use in the treatment of depressive illness.  In light of studies suggesting an association between antidepressant response and genetics, the Company intends to evaluate vilazodone in a Phase II clinical trial that includes a pharmcogenomic characterization of depression patients. The Company believes that genetic markers of response can be discovered, which could lead to novel therapies targeting a population of patients who will respond to the drug.

In consideration for the rights relating to vilazodone, the Company agreed to pay an initial license fee and milestone payments upon the achievement of specified development, regulatory and sales milestones.  Under the terms of the Agreement, the initial license fee and milestone payments will be paid by the Company through the issuance of shares of its common stock, $.001 par value per share (the “Common Stock”). The actual number of shares of Common Stock to be issued will be based on a trailing average of the closing price of the Common Stock as reported on The NASDAQ National Market prior to the relevant payment date.  The initial license fee consisted of 369,280 shares of Common Stock, of which 84,159 were issued in April 2004 upon execution of a letter of intent with Merck.  Under the terms of the Agreement, if Merck and its affiliates’ aggregate ownership of Common Stock would exceed 19.9% of the number of shares then outstanding, or if the average closing price of the Common Stock at the time of the respective payment date is below $2.25 per share, Merck will receive its milestone payments in cash.  Pursuant to the terms of the Agreement, Merck is entitled to royalties on all future product sales and a share of all sub-licensing income from any third party.

Merck also granted the Company an option under the Agreement to obtain a semi-exclusive license to produce vilazodone for so long as the Company retains its exclusive license granted under the Agreement.  The exercise fee for this option is payable in shares of Common Stock, subject to the limitations described above.  Each of the Company and Merck may terminate the Agreement for material breach by the other party, if the material breach is not cured within 60 days after written notice.  In addition, each party has rights with respect to termination of the Agreement following a challenge by one party to the validity of the other party’s intellectual property rights, or an event of insolvency or change of control affecting the other party. The Company may also terminate the Agreement if, in its judgment, continued development or commercialization of vilazodone is infeasible, upon 90 days written notice.

On September 23, 2004, the Company issued a press release in connection with the Agreement described above, the full text of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7.01.  Regulation FD Disclosure.

On September 23, 2004, the Company posted certain informational materials on its website in connection with the Agreement described above, the full text of which is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENAISSANCE PHARMACEUTICALS, INC.

Date: September 23, 2004	By:	/s/ Ben D. Kaplan
Ben D. Kaplan
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release dated September 23, 2004.

99.2	Materials posted on the Company’s website in connection with the License, Development and Cooperation Agreement with Merck KGaA.